UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2005

RUSSELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5822	63-0180720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3330 Cumberland Blvd., Suite 800, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 742-8000

Former name or former address, if changed since last report: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 18, 2005, Russell Corporation (the “Company”) and John F. Ward, its Chief Executive Officer and Chairman of the Board of Directors, entered into an Amended and Restated Employment Agreement (the “Agreement”), under which Mr. Ward will remain in that capacity through March 31, 2009 (or, if later, until the third anniversary of a change of control of the Company), subject to earlier termination in the event of death, disability or in certain other circumstances. Under the Agreement, Mr. Ward will receive an annual base salary of $850,000, subject to annual review and potential increase, and also will be eligible to receive an annual cash bonus of 100% of base salary if target financial objectives established by the Board of Directors are met, up to a maximum of 200% of base salary if such objectives are exceeded. The Company has committed to grant to Mr. Ward, in the first quarter of 2006, at least 45,000 shares of time-lapse restricted common stock (which will vest, assuming continued employment, in three years) and 270,000 performance shares, the vesting of which is contingent on the degree to which performance goals established by the Board of Directors are met during 2006 through 2008. 60,000 of these performance shares will vest if threshold performance is attained, 180,000 shares will vest if target performance goals are met, and 270,000 shares will vest if maximum performance is achieved.

If Mr. Ward’s employment is terminated by the Company “without cause” or by Mr. Ward “with good reason”, he will receive in a lump sum the discounted present value of three times his salary plus bonus for the year of termination (at higher of target or actual bonus), will be entitled to three years’ continued participation in the Company’s welfare benefit plans, and his restricted stock and, to the extent financial performance objectives have been met, performance shares will vest. If, in the event of a change of control of the Company (or in certain circumstances during the six months prior to a change of control), Mr. Ward should resign for good reason or the Company should terminate his employment for other than cause or disability, he would be entitled to, in addition to the other payments and benefits described in this paragraph, a pro rata portion of his target bonus and certain other accrued benefits for the year of termination, and lump-sum payments of amounts deferred or accrued in the Company’s nonqualified defined contribution and defined benefit plans (with service credit given for the three severance years).

Under the Agreement, any termination of Mr. Ward’s employment will be treated as a retirement for all purposes under the Company’s benefit plans assuming full vesting and retirement eligibility, and payments to Mr. Ward under the Company’s supplemental executive retirement plan will be computed on the basis of two years of credit for each year of service.

The description of the material terms of the Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) See exhibit index.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSSELL CORPORATION

October 18, 2005	By:	/s/ FLOYD G. HOFFMAN
Floyd G. Hoffman Senior Vice President, Corporate Development, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated and effective October 18, 2005, between Russell Corporation and John F. Ward